CONSULTING AGREEMENT

            CONSULTING AGREEMENT (the "Agreement") dated as of March 9, 1997, by and between General Electric Company, a New York corporation ("Parent"), and Eugene P. Conese, Sr.("Consultant").

            WHEREAS, Parent, GB Merger Corp., and Greenwich Air Services, Inc., a Delaware corporation (the "Company"), have entered into a Merger Agreement, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will merge with and into GB Merger Corp. (the "Merger"); and

            WHEREAS, Consultant has served as Chief Executive Officer and Chairman of the Board of Directors of the Company and will resign from such positions effective as of the consummation of the Merger; and

            WHEREAS, Parent wishes to retain Consultant to provide consulting and advisory services following his resignation from the Company and Consultant has agreed to provide such services on the conditions set forth herein; and

            WHEREAS, in connection with the Merger, the parties desire to enter into this Agreement, to be effective at the "Effective Time" (as defined in the Merger Agreement);

            NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

      1. Effectiveness of Agreement and Consulting Engagement.

            1.1. Effectiveness of Agreement. This Agreement shall become effective as of the Effective Time. In the event that the Merger is not consummated, this Agreement shall be null and void.

            1.2. Consulting Engagement. (a) Parent hereby agrees to engage Consultant as an independent contractor and advisor on the terms and conditions set forth herein and Consultant hereby accepts such engagement with Parent. Consultant's services hereunder shall consist of rendering to the best of his ability such consulting and advisory services in connection with the Company Businesses (as such term is defined in the Merger Agreement), as may reasonably be requested from time to time by the Chief Executive Officer or the Board of Directors of Parent (the "Board"), or the designee of either thereof, and to facilitate the successful transition of the Company from its current form to a business owned by Parent; provided, that (i) Consultant shall not be required to travel or relocate, and (ii) the requirement that Consultant devote time to perform services pursuant to this Agreement shall be subject to the time available to Consultant during normal business hours after the conduct by Consultant of his other businesses, which shall take precedence in all cases. Consultant shall make himself available on

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a reasonable basis from time to time to provide such services, but there shall be no established schedule for Consultant's services and he shall not be required to devote any minimum number of days to such services. Parent expressly acknowledges and agrees that Consultant's primary occupation and business interests shall be conducted by Consultant in endeavors other than Consultant's services pursuant to this Agreement.

      (b) Notwithstanding anything contained herein to the contrary, Consultant may elect to have his rights and obligations hereunder assigned to a subchapter S corporation (the "S Corp") of which he is a principal shareholder, provided that (i) the S Corp shall rely exclusively on Consultant to act on its behalf in providing the consulting services required hereunder, (ii) the S Corp executes a writing in which it expressly agrees to be bound by this Agreement as "Consultant" hereunder, and (iii) Consultant, in his individual capacity, shall continue to be bound by the restrictive covenants contained in Section 5 hereof Following any assignment of rights and obligations to the S Corp in accordance with this Section 1.2(b), except as provided above or as the context would otherwise require, all references to "Consultant" hereunder shall be deemed to refer to the S Corp.

            1.3. Independent Contractor Status. Consultant is an independent contractor under this Agreement and shall be free to exercise his discretion and judgment as to the methods and means of performing the services performed hereunder. Consultant is not an employee of Parent, will not by virtue of this Agreement be considered an employee of Parent for any purpose, and will not be entitled to any benefits, rights, or privileges provided by Parent to its employees under any Parent welfare or other benefit plans, including, without limitation, Parent insurance, pension, and savings and security plans. Consultant shall be solely responsible for the payment of any and all of his required contributions and/or taxes including without limitation: federal, state and/or local income taxes and withholding; workers' compensation insurance; unemployment contribution insurance; and social security taxes. Consultant represents that he is complying and will continue to comply with all federal, state and local requirements regarding employment taxes and income taxes, and will indemnify and hold Parent harmless from any action by governmental agencies arising out of his failure to perform any such responsibilities.

            1.4. No Agency. Nothing contained in this Agreement shall be construed as creating an agency relationship between Parent or any of its subsidiaries or affiliates ("Affiliates") and Consultant and, without Parent's prior written consent, Consultant shall have no authority hereunder to bind Parent or any of its Affiliates or make any commitments on Parent's or any of its Affiliate's behalf. Consultant shall not take any action in connection with his rendering of services hereunder which he reasonably believes would cause any third party to assume that he has such authority.

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      2. Compensation.

            2.1. Consulting and Non-Competition Fee. As compensation for the consulting services to be performed, and the restrictive covenants to be complied with pursuant to Section S. by Consultant hereunder, (i) Parent shall pay Consultant a fee each year of the Consulting Period which shall be payable in equal installments, no less frequently than quarterly in advance, at the annual rate of $1 million and (ii) Parent shall make a $1 million payment each year of the Consulting Period in the name of Consultant to a charitable organization chosen by Consultant (the "Fees").

            2.2. Expenses. Pursuant to Parent's customary policies in force at the time of payment, Consultant shall be promptly reimbursed for all authorized expenses properly and reasonably incurred by him on behalf of Parent or its Affiliates in the performance of his duties hereunder upon presentation of appropriate documentation consistent with Parent's policies concerning expense reimbursement.

      3. Consulting Period.

            Consultant's engagement under this Agreement shall commence as of the Effective Time, and shall terminate on the fifth anniversary thereof (the "Consulting Period"), unless terminated earlier pursuant to Section 4. Section 5 shall survive any termination of this Agreement and shall remain in full force and effect. In the event Consultant dies or becomes permanently disabled during the Consulting Period, the Fees shall continue to be paid to him or, in the event of his death, to his beneficiary, until the end of the Consulting Period in accordance with the terms of this Agreement.

      4. Termination.

            4.1. Termination by Parent for Cause. (a) The Consulting Period may be terminated at any time by Parent for Cause (as defined below). Upon such a termination, Parent shall have no obligation to Consultant other than the payment of Consultant's earned but unpaid compensation through the effective date of such termination and reimbursement of authorized expenses pursuant to
Section 2.2 of this Agreement.

            (b) For purposes of this Agreement, the term "Cause" shall mean either of the following:

                  (i) Consultant's conviction of a criminal offense arising out of a breach of trust, fraud, or embezzlement against Parent; or

                  (ii) Any breach by Consultant of any material provision of
      Section 5 of

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      5.    Restrictive Covenants.

            5.1. Confidentiality. Consultant understands and acknowledges that during his employment with the Company prior to this Agreement and through the course of his consulting engagement pursuant to this Agreement, he has had and will have access to and has learned and will learn (i) information proprietary to Parent and its Affiliates that concerns the operation and methodology of the Company Businesses as the same are hereafter conducted by the Parent and its Affiliates (the "Aircraft Engine Services Business") or (ii) other information proprietary to Parent and its Affiliates, including, without limitation, trade secrets, processes, patent and trademark applications, product development, price, customer and supply lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Aircraft Engine Services Business (collectively, "Proprietary Information"). Consultant agrees that, at all times (including following termination of the Consulting Period), he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which (a) was already available to the public at the time of disclosure, or subsequently become available to the public, otherwise than by breach of this Agreement, or (b)was disclosed due to a requirement of law. Upon any termination of the Consulting Period, Consultant shall promptly return to Parent and its Affiliates all documents, computer disks, records, notebooks and similar repositories of any Proprietary Information in his possession, including copies thereof.

            5.2. Restrictions on Competitive Employment. (a) During the period beginning on the Effective Time and ending one year after the cessation of the consulting engagement of Consultant for any reason (the "Restricted Period"), Consultant shall not (as principal, agent, employee, consultant or otherwise), anywhere worldwide, directly or indirectly, without the prior written approval of Parent, engage in activities for, or render services to (including, without limitation, computer programming, data entry, sales or product development), any firm or business (i) materially engaged in direct or indirect competition with the Company, the Parent and its Affiliates in the business of (x) repair and overhaul of aircraft and aeroderivative gas turbine engines, components, accessories and structural flight control services or (y) sale and distribution of aircraft and aeroderivative gas turbine engines, components, assemblies, modules and units of Aircraft Engine Services Business whether or not in the geographic areas in which such lines of business are currently conducted by

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the Company, the Parent, or its Affiliates (the "Core Aircraft Engine Services
Business"), (ii) materially engaged in developing products or services competitive with those of the Core Aircraft Engine Services Business (all of the businesses in clauses (i) and (ii) collectively, the "Competitive Business"). Notwithstanding the foregoing, (x) Consultant may have an interest consisting of publicly traded securities constituting less than 5% percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company, and (y) Consultant may continue to operate World Air Leases, it being understood and agreed that the business of World Air Leases shall not be considered a Competitive Business hereunder to the extent that it continues to engage in the kinds of activities in which it is engaged as of the date hereof Notwithstanding anything contained in this Section 5, Consultant agrees that Consultant shall not, at any time during the Restricted Period, deliberately take any action which (I) would interfere with any contractual or customer relationships of Parent or its Affiliates in respect of the Aircraft Engine Services Business, or any relationship with the employees of, or vendors or contractors to, Parent or its Affiliates in respect of the Aircraft Engine Services Business, or (II) would result in a material diminution of business to Parent or its Affiliates in respect of the Core Aircraft Engine Services Business.

            (b) During the Restricted Period (or, if shorter, until the fifth anniversary of the Effective Time), Consultant shall not pursue, assist, or become otherwise involved in any capacity with any transaction or proposed transaction relating to (x) the repair and overhaul of aircraft and aeroderivative gas turbine engines, components, accessories and structural flight control services or (y) the sale and distribution of aircraft and aeroderivative gas turbine engines, components, assemblies, modules and units which Consultant participated in or was first advised of in connection with the performance of his services as Consultant under this Agreement unless Consultant first apprises Parent of such transaction and Parent declines to pursue such transaction.

            5.3. Remedies. Consultant acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 5 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that Parent, in addition to seeking actual damages in connection therewith, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction upon posting of adequate bond in respect thereof

      6. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally

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delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

            (a)   if to Parent:

                  General Electric Company
                  One Neumann Way
                  Mail Drop J104
                  Evendale, Ohio 45215-6301
                  Attn: Vice President & General Counsel

                  With a copy to:
                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York 10022
                  Attn: John J. Cannon, III, Esq.

            (b)   if to Consultant:

                  With a copy to:
                  Greenberg, Traurig, Hoffman,
                  Lipoff, Rosen & Quentel, P.A.
                  1221 Brickell Avenue
                  Miami, FL 33131
                  Attn: Stephen A. Weiss

            Any notice shall be deemed given when actually delivered to such address, or five days after such notice has been mailed or one day after such notice has been sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

      7. Miscellaneous.

            7.1. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes upon its effectiveness all other prior agreements, plans, programs and understandings between the parties with respect to such subject matter hereof

            7.2. Amendment; Waiver. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

            7.3. Binding Effect: Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit

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of any successor of Parent by reorganization merger or consolidation, or any assignee of all or substantially all of Parent's business and properties. Parent may assign its rights and obligations under this Agreement to any of its majority-owned Affiliates (provided that such assignment shall automatically terminate if such Affiliate shall cease to be majority-owned by Parent) without the consent of Consultant, but shall remain liable for any payments provided hereunder not timely made by any Affiliate assignee. Except as specifically provided herein, Consultant's rights or obligations under this Agreement may not be assigned by Consultant.

            7.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            7.5. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New York applicable to contracts executed and to be wholly performed within such State.

            7.6. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

            7.7. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

            7.8. Severability. The parties have carefully reviewed the provisions of His Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

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            7.9. Enforceability By Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant should die while any amount would still be payable to Consultant hereunder if Consultant had continued to live, all such amounts, shall be paid in accordance with the terms of this Agreement to his devises, legates or other designee or, if there is no such designee, to his estate.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      GENERAL ELECTRIC COMPANY


                                      By: /s/ William J. Vareschi
                                          ---------------------------------
                                          Name: William J. Vareschi
                                          Title: Vice President



                                      CONSULTANT


                                      /s/ Eugene P. Conese
                                      ---------------------------------
                                      Eugene P. Conese, Sr.